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CONTACTS:
Investor Relations                                                                                                                        Trade Relations
Tim McCauley                                                                                                                     Brian Wolfenden
Director of Business Planning & Investor Relations                                                                                                  Director of Marketing Communications
(203) 769-8054                                                                                                                      (603) 594-8585, ext. 3435
tmccauley@presstek.com                                                                                                                    bwolfenden@presstek.com

PRESSTEK ANNOUNCES RETIREMENT OF COMPANY CO-FOUNDER
DR. LAWRENCE HOWARD FROM THE BOARD OF DIRECTORS

Greenwich, CT – May 5, 2010 – Presstek, Inc. (NASDAQ: PRST), a leading supplier of digital offset printing solutions to the printing and communications industries, today announced that Dr. Lawrence Howard has decided to retire as a member of the Company’s Board of Directors and will not stand for re-election at the upcoming Annual Meeting of Stockholders. Dr. Howard co-founded Presstek in 1987 with his father and served as President and Chief Executive Officer of the Company from 1988 to 1992; he has served as a member of the Board since 1987.

In commenting on Dr. Howard’s retirement from the Board, Jeff Jacobson, Presstek’s Chairman, President and CEO commented:  “Larry Howard has provided twenty-three years of dedicated service to Presstek, its employees, customers, directors and stockholders.  On behalf of the Board of Directors, I would like to thank him for the invaluable service that he has rendered to these constituencies.  The Board will miss his experience and counsel.”

As a result of the retirement of Dr. Howard from the Board of Directors, effective at the 2010 Annual Meeting of Stockholders which is scheduled for June 2, 2010, the Company announced that the Board of Directors has reduced the number of nominees on the slate for election to the Board at the Annual Meeting from eight to seven.

About Presstek
Presstek, Inc. is a leading supplier of digital offset printing solutions to the printing and communications industries.  Presstek’s DI® digital offset solutions bridge the gap between toner and conventional offset printing, enabling printers to cost effectively meet increasing customer demand for high quality, short run color printing with a fast turnaround time while providing improved profit margins. The Company’s CTP portfolio ranges from two-page to eight-page systems, many of which are fully automated.  These systems support Presstek’s line of chemistry-free plates as well as Aeon, a no preheat thermal plate which offers run lengths up to one million impressions. Presstek also offers a range of workflow solutions, pressroom supplies, and reliable service. Presstek is well positioned to support print environments of any size on a worldwide basis. Visit www.Presstek.com or call +1.603.595.7000 for more information.
DI is a registered trademark of Presstek, Inc.

10 Glenville Street, Greenwich, CT 06831 USA
Tel: 203-769-8056  Fax: 203-769-8099
www.presstek.com